Exhibit 23.7

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

6500 RIVER PLACE BLVD, BLDG 3 SUITE 200	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78730	FORT WORTH, TEXAS 76102	HOUSTON, TEXAS 77002
512-249-7000	817-336-2461	713-651-9944
www.cgaus.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Crescent Energy Company of our reserve report and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2020, which is included in or made part of the Annual Report on Form 10-K of Crescent Energy Company for the year ended December 31, 2022.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ W. Todd Brooker, P.E.
W. Todd Brooker, P.E.
President
Austin, Texas
November 10, 2023